Exhibit 10.1

DEED OF VARIATION OF CONTRACT

(1)Kalvista pharmaceuticals limited (2)dr christopher yea

CONTENTS

ClausePage

1.	Terms defined in the Contract1
2.	Variation1
3.	Governing law3
4.	Jurisdiction3
Schedule 1 Original Agreement	4

THIS DEED is made on January 31, 2019

BEtween:

(1)

KALVISTA PHARMACEUTICALS LIMITED incorporated and registered in England and Wales with company number 07543947 whose registered office is at Building 227 Tetricus Science Park, Porton Down, Salisbury, Wiltshire, SP4 0JQ (the “Company”); and

(2)	DR CHRISTOPHER MARTYN YEA [***] (the “Executive”).

(together the “Parties”)

Background:

(A)	The Company and the Executive are party to a service agreement dated 1 November 2015 (the “Contract”), a copy of which is attached at Schedule 1 to this deed.
(B)

The KalVista Pharmaceuticals, Inc. compensation committee has approved certain changes to the Agreement. Consequently, the Parties wish to amend the Agreement as set out in this deed with effect from the date of this deed (the “Variation Date”).

1.	Terms defined in the Contract

In this deed, expressions defined in the Contract and used in this deed have the meaning set out in the Contract.

2.	Variation
2.1	With effect from the Variation Date the Parties agree the following amendments to the Contract:

a)

Clause 1 is amended so that the definitions of “Change of Control” and “Control” are deleted and replaced with the following:

“Change of Control” means the occurrence of any of the following events: (i) any Person becomes the Beneficial Owner, directly or indirectly, of securities of KVP, Inc representing more than fifty percent (50%) of the total voting power represented by KVP, Inc’s then-outstanding voting securities; provided, however, that for purposes of this subclause (i) the acquisition of additional securities by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the securities of KVP, Inc will not be considered a Change of Control; (ii) the consummation of the sale or disposition by KVP, Inc of all or substantially all of KVP, Inc’s assets; (iii) the consummation of a merger or consolidation of KVP, Inc with any other corporation, other than a merger or consolidation which would result in the voting securities of KVP, Inc outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of KVP, Inc or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iv) a change in the effective control of KVP, Inc that occurs on the date that a majority of members of the KVP, Inc Board is replaced during any twelve (12) month period by members of the KVP, Inc Board whose appointment or election is not endorsed by a majority of the members of the KVP, Inc Board prior to the date of the appointment or election.  For purpose of this subclause (iv), if any Person is considered to be in effective control of KVP, Inc, the acquisition of additional control of KVP, Inc by the same Person will not be considered a Change of Control.  For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with KVP, Inc.

b)

Clause 1 has the following definitions added:

“Beneficial Owner” and “Beneficial Ownership” shall have the meaning ascribed to such terms in Rule 13d-3 promulgated under the United States’ Securities Exchange Act of 1934, as amended.

“KVP, Inc” means KalVista Pharmaceuticals, Inc.

“KVP, Inc Board” means the board of directors of KVP, Inc.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the United States’ Securities Exchange Act of 1934 and used in Sections 13(d) and 14(d) thereof.

c)

Clause 3.4 is amended to read as follows:

Should this Agreement be terminated by the Company in accordance with clause 3.1 or clausees 17.1.1, 17.1.2 or 17.1.4, the Company will pay the Executive severance pay (“Severance Pay”) within 10 working days of the Termination Date consisting of:

3.4.1   12 months’ basic Salary as per clause 10.1; and

3.4.2   12 months’ continuation or payment in lieu of the Contractual Benefits.

This clause 3.4 will not apply (and no Severance Pay will be payable) where the Executive resigns or the Company terminates this agreement pursuant to clauses 17.1.3 and 17.1.5 - 17.1.13.

d)

Clause 3.6 is deleted in its entirety and replaced with the following:

If the Executive’s employment is terminated by the Company (or its successor) during the two year period immediately following a Change of Control, and as a result of such termination the Executive is entitled to the Severance Pay pursuant to clause 3.4, then in addition to the Severance Pay, the Executive shall be entitled to a lump sum payment equivalent to the Executives full target bonus (pursuant to clause 10.3) for the fiscal year in which the Termination Date occurs. The rights and payments due to the Executive under this clause 3.6 shall be conditioned on the Executive’s execution of a settlement agreement releasing claims against the Company and its affiliates in a form acceptable to the Company  (the “Release”)

and on that Release becoming irrevocable within 60 days following the Termination Date (the date of such agreement being the “Settlement Date”).  The payment in this clause 3.6 shall be paid no later than the 28 days after the Settlement Date.

e)	Clauses 10.1 is amended to increase the Executive’s salary to £263,800 per annum. Clause 10.3 is amended to increase the Executives target bonus eligibility to 35% of the Executive’s Salary.
2.2	Except as set out in clause 2.1, the Contract shall continue in full force and effect.
3.	Governing law

This deed and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

4.	Jurisdiction
4.1

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this deed or its subject matter or formation.

THIS AGREEMENT has been entered into as a deed on the date stated at the beginning of it.

Schedule 1

Original Agreement

Executed as a Deed)
by DR CHRISTOPHER YEA)   /s/ Dr Christopher Yea
in the presence of:)

Signature of witness: /s/ Debra Lyon

Name: Debra Lyon

Address: [***]

Occupation: Finance Manager

Executed as a Deed )
(but not delivered until the date)
appearing at the head of page 1))
by KALVISTA PHARMACEUTICALS)
LIMITED acting by Benjamin L. Palleiko)
a director in the presence of:)

/s/ Benjamin L. Palleiko
Director

Signature of witness: /s/ Anabela Quelha

Name: Anabela Quelha

Address: [***]

Occupation   Business Operations Administrator